Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrative Committee
of the Campbell Soup Company Savings Plus Plan
for Salaried Employees
We consent to incorporation by reference in the Registration Statement No. 033-59797 on Form S-8 of Campbell Soup Company of our report dated June 16, 2006, relating to the statement of net assets available for benefits of the Campbell Soup Company Savings Plus Plan for Salaried Employees as of December 31, 2005, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of Campbell Soup Company Savings Plus Plan for Salaried Employees.

/s/ Parente Randolph, LLC

Philadelphia, Pennsylvania
June 26, 2006

17